Exhibit 99.1

Contacts:

John Kyees

Chief Financial Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces August 2003 Sales;

Same Store Sales Increase 7.9%

BRISBANE, CALIF. – September 4, 2003 – bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $30.1 million for the month ended August 31, 2003, an increase of 14.9% compared to sales of $26.2 million for the month ended August 31, 2002.

Same store sales for August increased 7.9% over the comparable period of fiscal 2003.  Prior year same store sales decreased 17.6% for August 2002.

“Sales for August were positively impacted by our Collection Premiere event which was not held in the prior year, and by a more aggressive promotional strategy compared to last year.  Due to higher than expected sales, we are raising our comparable store sales guidance for the first quarter to a positive mid single digit increase from a positive low single digit increase,” said John Kyees, Chief Financial Officer.

Retail sales for the 2 months ended August 31, 2003 were $56.1 million compared to $49.5 million for the corresponding period last year, an increase of 13.3%. Comparable store sales for the 2 months ended August 31, 2003 increased 6.7% compared to the corresponding period of the prior year.

bebe stores, inc. provides additional information on a recorded message.  Interested parties are invited to listen to the message by calling 415-657-1010.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and bebe sport brand names. bebe currently operates 182 stores in the United States and Canada, and an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

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